                                                                     EXHIBIT 8

______________, 1996

                             * * * D R A F T * * *

BY HAND

Whitney Holding Corporation
Attention: Mr. William Marks
228 St. Charles Avenue
New Orleans, Louisiana 70130


Dear Mr. Marks:

This opinion is being furnished to you in connection with the proposed acquisition of First Citizens BancStock, Inc. ("Citizens") and its wholly owned banking subsidiary, First National Bank in St. Mary Parish ("Bank"), by Whitney Holding Corporation ("Whitney"), which is expected to be completed on _______ __, 1996 ("the Effective Date"). You have requested our opinion concerning the following:

 . Whether the merger of Whitney Acquisition Corporation ("Acquisition"), a wholly-owned subsidiary of Whitney, into Citizens will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended ("the Code").

 . Whether the merger of Citizens into Whitney will qualify as a reorganization under Section 368(a)(1)(A) of the Code.

 . That the exchange of Citizens common stock to the extent exchanged for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Citizens common stock with respect to such exchange.

 . Whether the merger of Bank into Whitney National Bank ("WNB"), a wholly-owned banking subsidiary of Whitney, will qualify as a reorganization under Section 368(a)(1)(A) of the Code.

You have asked for our opinion on the federal income tax consequences to Whitney, Citizens, Acquisition, Bank, WNB and the stockholders of Citizens. We have not considered any nonincome tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the mergers by the applicable authorities on any nonincome tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Amended and Restated Agreement and Plan of Merger dated as of ___________ __, 1995 ("Plan of Merger"), including all exhibits attached thereto, and the representations included below. To the extent there are any changes to the Plan of Merger or representations, our opinion may be affected accordingly.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the Effective Date, all of which are subject to change. All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise stated. If there is a change in the Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after the Effective Date.

This opinion is solely for the benefit of Citizens and Whitney and is not intended to be relied upon by anyone other than Citizens and Whitney. Although you do hereby have our express consent to inform WNB, Acquisition, Bank, and

Mr. William Marks
Page 2
______________, 1996

                             * * * D R A F T * * *


Citizens common stockholders of our opinion by including copies of this letter as an exhibit to the Agreement and as an exhibit in the Registration Statement on Form S-4 for the proposed transactions, we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.


PROPOSED TRANSACTIONS
---------------------

Our understanding of the proposed transactions, as described in the Plan of Merger, is as follows:

A. Acquisition, a wholly-owned subsidiary of Whitney formed for the purpose of effecting the Plan of Merger, will be merged with and into Citizens ("Company Merger") on the Effective Date pursuant to Louisiana Business Corporation Law.

B. On the Effective Date and pursuant to the Company Merger, the common stockholders of Citizens will receive shares of Whitney common stock proportionate in value, based on the terms contained in Section 2.01 of the Plan of Merger. The number of shares of Whitney common stock to be received by the common stockholders of Citizens will represent an ownership interest in Whitney common stock of less than 50% of the total outstanding stock of Whitney. In lieu of issuing fractional shares of Whitney common stock as a result of the merger, common stockholders of Citizens will be entitled to receive a cash payment equal to such fractional share multiplied by the designated value of a share of Whitney common stock.

C. Immediately following the Company Merger, and as part of the same overall transaction, Citizens will be merged with and into Whitney ("Subsidiary Merger") pursuant to Louisiana Business Corporation Law.

D. Immediately following the Subsidiary Merger, Bank will then be merged with and into WNB ("Bank Merger") pursuant to 12 U.S.C. Section 215a and La. R.S. Section 6:351, et seq., at the time specified or permitted by the Comptroller of the Currency in a certificate or other written record issued by his office. All shares of Bank stock will be canceled and no shares of Whitney or WNB or other consideration will be issued in exchange therefor.

Unless stockholders of Citizens common stock holding at least eighty (80) percent of the voting rights of Citizens approve the plan of reorganization, objecting stockholders of Citizens may dissent from the Company Merger, and instead receive cash in exchange for their shares of Citizens common stock, based on the fair market value of such stock determined under Section 131 of the Louisiana Business Corporation Law (La. R.S. Section 12:131).

Representations

The following representations have been made to us by representatives of Whitney, Acquisition, WNB, Citizens, and Bank:

a) Whitney, Acquisition, Citizens, WNB, Bank, and stockholders of Citizens will pay their respective expenses, if any, incurred in connection with the successful consummation of the transactions.

Mr. William Marks
Page 3
______________, 1996

                             * * * D R A F T * * *


b) There is no intercorporate indebtedness existing between Whitney and Citizens, between Acquisition and Citizens, or between Bank and WNB, that was issued, acquired, or will be settled at a discount.

c) Acquisition will be merged with and into Citizens pursuant to Louisiana Business Corporation Law.

d) The Citizens common stockholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

e) The ratio for the exchange of shares of Citizens common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the Whitney common stock to be received by Citizens common stockholders in the transaction will be approximately equal to the fair market value of the Citizens common stock surrendered by such stockholders in the exchange.

f) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Citizens stockholders instead of issuing fractional shares of Whitney common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Citizens stockholders in exchange for their shares of Citizens common stock. The fractional share interests of each Citizens stockholder will be aggregated, and no Citizens stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.

g) None of the parties to the transactions are investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

h) Following the Company Merger, Citizens will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Acquisition's net assets and at least 70 percent of the fair market value of Acquisition's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Citizens or Acquisition to dissenters, amounts paid by Citizens or Acquisition to shareholders who receive cash or other property, amounts used by Citizens or Acquisition to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Citizens will be included as assets of Citizens or Acquisition, respectively, immediately prior to the transaction.

i) The fair market value of the assets of Bank transferred to WNB will equal or exceed the sum of the liabilities assumed by WNB plus the amount of liabilities, if any, to which the transferred assets are subject.

j) None of the compensation received by any stockholder-employees of Citizens or Bank will be separate consideration for, or allocable to, any of their shares of Citizens common stock; none of the shares of Whitney common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

Mr. William Marks
Page 4
______________, 1996

                             * * * D R A F T * * *


k) Citizens will be merged with and into Whitney under the Plan of Merger, pursuant to Louisiana Business Corporation Law.

l) Bank will be merged with and into WNB pursuant to 12 U.S.C. Section 215a and La. R.S. Section 6:351, et seq.

The following additional representations have been made to us by representatives of Whitney, Acquisition, and WNB:

m) Whitney has no plan or intention to reacquire any of its stock issued in the Company Merger.

n) The proposed transactions are being undertaken for reasons germane to the continuance of the business of Whitney and WNB.

o) Prior to the Company Merger, Whitney will be in control of Acquisition within the meaning of Section 368(c)(1) of the Code.

p)   No stock of Acquisition will be issued in the Company Merger.

q) Whitney and WNB have no plan or intention to sell or otherwise dispose of the stock of Bank or any of the assets of Citizens or Bank acquired in the transactions, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(c) of the Code.

r) Following the transactions, Whitney and WNB will continue the historic business of Citizens and Bank, respectively, or use a significant portion of these historic business assets in the operation of a trade or business.

s) Acquisition will have no liabilities assumed by Citizens, and will not transfer to Citizens any assets subject to liabilities in the Company Merger.

t) Whitney does not own, nor has it owned during the past five years, any shares of stock of Citizens.

The following representations have been made to us by representatives of Citizens and Bank:

u) There is no plan or intention by the Citizens common stockholders who own five percent or more of Citizens stock, and to the best of the knowledge of the management of Citizens, there is no plan or intention on the part of the remaining common stockholders of Citizens to sell, exchange, or otherwise dispose of a number of shares of Whitney common stock received in the Company Merger that would reduce the stockholders' ownership of Whitney common stock to a number of shares having a value, as of the Effective Date, of less than (50) fifty percent of the value of all the formerly outstanding common stock of Citizens as of the same date. For purposes of this representation, shares of Citizens common stock exchanged for cash in lieu of fractional shares of Whitney stock will be treated as outstanding Citizens common stock on the Effective Date. Moreover, shares of Citizens common stock and shares of Whitney common stock held by Citizens stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

Mr. William Marks
Page 5
______________, 1996

                             * * * D R A F T * * *


v) On the Effective Date, the fair market value of the assets of Citizens will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

w) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Citizens and Bank.

x) Neither Citizens nor Bank is under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A) of the Code.

y) The liabilities of Citizens and Bank assumed by Whitney and WNB, respectively, and the liabilities to which the transferred assets of Citizens and Bank are subject were incurred by Citizens and Bank in the ordinary course of business.

z) In the Company Merger, shares of Citizens stock representing control of Citizens, as defined in Section 368(c)(1) of the Code, will be exchanged solely for the voting stock of Whitney. For purposes of this representation, shares of Citizens stock exchanged for cash or other property originating with Whitney will be treated as outstanding Citizens stock on the Effective Date.

aa) Citizens has no plan or intention to issue additional shares of its stock that would result in Whitney losing control of Citizens within the meaning of Section 368(c)(1) of the Code.

bb) At the time of the Company Merger, Citizens will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Citizens that, if exercised or converted, would affect Whitney's acquisition or retention of control of Citizens, as defined in Section 368(c)(1) of the Code.

ANALYSIS OF APPLICABLE FEDERAL TAX PROVISIONS
---------------------------------------------

  A.   Exchange of Whitney Stock for Citizens Stock
       --------------------------------------------

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization.

For purposes of Code Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Reg. Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or State or Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E), the term "party to a reorganization" includes the corporation controlling the merged corporation before the merger.

Mr. William Marks
Page 6
______________, 1996

                             * * * D R A F T * * *


Section 368(a)(2)(E) provides that a transaction otherwise qualifying under
Section 368(a)(1)(A) shall not be disqualified by reason of the fact that the stock of a corporation which before the merger was in control of the merged corporation is used in the transaction, if after the transaction, the corporation surviving the merger holds substantially all of its properties and the properties of the merged corporation; and in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

Each of the requirements of this definition must be satisfied. First, the surviving corporation, Citizens, must hold "substantially all" of its assets and the assets of the acquired corporation, Acquisition. The "substantially all" requirement has not been statutorily defined. The determination of "substantially all" is based upon all the facts and circumstances of each transaction. The Internal Revenue Service's advance ruling guidelines (Rev. Proc. 86-42) provide that the "substantially all" requirement will be met if at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Acquisition immediately before the merger are transferred to Citizens. Further, Citizens must hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets. Second, a controlling interest of Citizens shares must be exchanged for Whitney stock. The control requirement is met if Whitney owns at least 80% of Citizens' total combined voting power and at least 80% of the total number of shares of each of the other classes of stock of Citizens (if any) (Rev. Rul. 59-259). Third, the merger of Acquisition into Citizens must be such that the transaction would have qualified as a merger under Section 368(a)(1)(A) had Citizens merged directly into Whitney, the controlling corporation. The proposed transaction should meet all the definitional requirements of a reverse triangular merger under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. First, it has been represented that Citizens will hold substantially all of its assets and the assets of Acquisition. Second, a controlling interest in Citizens will be exchanged for Whitney stock. Third, based on the representations made, the merger of Citizens will qualify as a merger under state law (Treas. Reg. Section 1.368-1).

In certain instances, the IRS has treated the combination of transactions represented here by the Company Merger followed by the Subsidiary Merger as a single statutory merger under Section 368(a)(1)(A) (PLR 9420027, PLR 9539018). Such treatment has been based on (i) such a combination of transactions being treated as an integrated plan under the step-transaction doctrine and (ii) the two mergers qualifying as statutory mergers under applicable state law.

B.  Additional Regulatory Requirements Relating to Tax-Free Reorganizations
    -----------------------------------------------------------------------

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Reg. Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business. Based on the representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Citizens and Bank.

Reg. Section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Sec. 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to
Section 368(a). [Reg. Section 1.368-1(c).] Based on the representations set forth above, the transactions meet the business purpose requirement.

Mr. William Marks
Page 7
______________, 1996

                             * * * D R A F T * * *


The continuity of interest requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the IRS announced in Rev. Proc. 77-37 that it would rule that the continuity of interest requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The IRS indicated in Rev. Proc. 77-37 that a sufficient proprietary interest is an equity interest of the acquiring corporation with a value that is at least 50% of the total equity value of the acquired corporation.

In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization (Christian Est. v. Comr., T.C. Memo 1989-413) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell (American Wire Fabrics Corp.
v. Comr., 16 TC 607). The courts have generally looked to the intent of the shareholders at the time of the reorganization to determine whether the continuity of interest requirement is subsequently violated.

The Internal Revenue Service has ruled that the continuity of interest requirement was met in situations similar to the proposed transactions (PLR 8839036, PLR 8903054, PLR 9319017 and PLR 9325026). It should be noted, however, that a private letter ruling (PLR) is directed only to the taxpayer who requested it. Section 6110(j)(3) provides that it may not be used or cited as precedent. On the other hand, a PLR does represent an indication of how the IRS may view the tax consequences of a taxpayer with similar facts and circumstances. In these rulings, a corporation and its wholly-owned subsidiary were simultaneously merged into the acquiring parent and its wholly-owned subsidiary, respectively, as part of the same overall transaction.

Based on the above representations made by representatives of Citizens and Bank, the continuity of interest requirement is met with respect to the transactions.

C.  Other Operational Code Provisions
    ---------------------------------

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of the property received.

Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

In other official pronouncements, the Internal Revenue Service has characterized the distribution of cash as part of a reorganization and in a transaction subject to Section 356 by applying the redemption principles under Section 302.
Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section.

In Rev. Rul. 66-365, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and such cash is not

Mr. William Marks
Page 8
______________, 1996

                             * * * D R A F T * * *


separately bargained for, such cash payment will be treated under Section 302 of the Code as a redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his, her, or its fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional shares redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, the IRS stated that "a ruling will usually be issued under
Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations...will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under Section 358(a)(1), in the case of an exchange to which Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient, and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional shares hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier.

In other instances where other property or money is also received under Section 356, the redemption principles of Section 302 are applied to determine if the payments should be treated as dividend distributions or payments in exchange for stock. Thus, cash payments made by the acquiring corporation to a dissenting shareholder of the acquired corporation in a reorganization under Section 368 are treated as made in exchange for the shareholder's stock if the payment meets the requirements of Section 302. The Supreme Court in Clarke vs. Comr., 489 U.S. 726, applied the tests of Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Section 302 tests were applied to the second hypothetical exchange.

One of the tests of Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation (Section 302(b)(3)). The constructive ownership rules of Section 302(c) are generally contained in Section 318 and provide that an individual or entity is treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's interest, the constructive ownership rules may be waived if certain conditions are met.

Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded

Mr. William Marks
Page 9
______________, 1996

                             * * * D R A F T * * *


nonrecognition treatment under Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(a) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Section 1032(a) states that no gain or loss shall be recognized by a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferor for purposes of the preceding sentence is Citizens.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he, she, or it held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance of up to $3,000 of net capital losses with respect to taxpayers other than corporate taxpayers.

OPINION
-------

Based upon all of the foregoing, including representations of the management of Whitney and the management of Citizens, it is our opinion with respect to the Company Merger that:

a) The merger of Acquisition with and into Citizens, as described above, will constitute a tax-free reorganization under Section 368 of the Code (Section 368(a)(1)(A) and Section 368(a)(2)(E)).

b) Acquisition, Whitney, and Citizens will each be "a party to a reorganization" (Section 368(b)).

Mr. William Marks
Page 10
______________, 1996

                             * * * D R A F T * * *


c) No gain or loss will be recognized by the common stockholders of Citizens on the receipt of Whitney common stock in exchange for the surrendered Citizens common stock pursuant to the plan of reorganization (Section 354(a)(1)).

d) The tax basis of shares of Whitney common stock to be received by Citizens common stockholders will be the same as the tax basis of the shares of Citizens common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash, and increased by any gain recognized on the exchange (not including any gain recognized for the receipt of cash in lieu of fractional shares) (Section 358(a)(1)).

e) The holding period of the Whitney stock received by the Citizens common stockholders will include the period during which the Citizens common stock surrendered in exchange therefor was held, provided that the Citizens common stock is held as a capital asset in the hands of the Citizens stockholders on the Effective Date (Section 1223(1)).

f) The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Whitney. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc. 77-
     41).

g) Each shareholder of Citizens who elects to dissent from the merger transaction involving Citizens and Acquisition under the provisions of
     Section 131 of the Business Corporation Law of Louisiana, and receives cash in exchange for his shares of Citizens common stock, will be treated as receiving such payment in complete redemption of his shares of Citizens, provided such shareholder does not actually or constructively own any Citizens common stock after the exchange under the provisions and limitations of Section 302.

h) No gain or loss will be recognized by Acquisition on the transfer of all of its assets to Citizens (Section 361).

i) No gain or loss will be recognized by Citizens as a result of the Company Merger (Section 361).

j) The tax basis of the assets in Citizens subsequent to the Merger will be the same as the tax basis of the assets held immediately before the exchange by Citizens and Acquisition, respectively (Section 362(b)).

Based upon all of the foregoing, including representations of the management of Whitney and WNB, and the management of Citizens and Bank, it is our opinion with respect to the Subsidiary Merger and Bank Merger that:

k) The merger of Citizens with and into Whitney, as described above, will constitute a tax-free reorganization under Section 368 of the Code (Section 368(a)(1)(A)).

l) Whitney and Citizens will each be "a party to a reorganization" (Section 368(b)).

Mr. William Marks
Page 11
______________, 1996

                             * * * D R A F T * * *


m) No gain or loss will be recognized by Citizens on the transfer of all of its assets to Whitney pursuant to the plan of reorganization (Section 361).

n) No gain or loss will be recognized by Whitney on the receipt by Whitney of substantially all of the assets of Citizens in constructive exchange for Whitney stock (Section 1032(a)).

o) The tax basis of Citizens' assets in the hands of Whitney will be the same as the basis of those assets in the hands of Citizens immediately prior to the merger (Section 362(b)). The tax basis of Citizens' assets in the hands of Whitney will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

p) The holding period of the assets of Citizens in the hands of Whitney will include the period during which such assets were held by Citizens (Section 1223(2)).

q) The merger of Bank with and into WNB, as described above, will constitute a reorganization under Section 368 of the Code (Section 368(a)(1)(A)).

r)   WNB and Bank will each be a "party to a reorganization" (Section 368(b)).

s) No gain or loss will be recognized by Whitney on the merger of Bank into WNB (Section 354(a)(1)).

t) No gain or loss will be recognized by Bank on the transfer of all of its assets to WNB pursuant to the plan of reorganization (Section 361).

u) The tax basis of Bank's assets in the hands of WNB will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction (Section 362(b)). The tax basis of Bank's assets in the hands of WNB will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

v) The holding period of the assets of Bank in the hands of WNB will include the period during which such assets were held by Bank (Section 1223(2).

It should be noted that there is the potential for the IRS to consider the combination of the Company Merger followed by the Subsidiary Merger as a single statutory merger under the step-transaction doctrine. Such a position would not impair the tax-free status of the overall transaction. It would merely cause the existence of Acquisition to be ignored for tax purposes, thereby recasting the entire series of transactions as two statutory mergers under Section 368(a)(1)(A) of the Code - the first being Citizens into Whitney and the second being Bank into WNB.

We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 382, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In analyzing the authorities relevant to the potential tax issues outlined in this opinion we have applied the standards of "substantial authority" and "more likely than not proper," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

Mr. William Marks
Page 2
______________, 1996

                             * * * D R A F T * * *


This opinion is based solely upon our interpretation of the Code and income tax regulations as further interpreted by court decisions, rulings, and procedures issued by the Internal Revenue Service, as of the date of this letter. Our opinion may be subject to change in the event of changes in any of the foregoing authorities, some of which could be retroactive. The opinion expressed herein is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to any of the opinions expressed herein. Further, WNB, Bank, and Citizens common stockholders are urged to discuss the consequences of the proposed transactions with their own tax advisors.

Very truly yours,

ARTHUR ANDERSEN LLP



By
    Kay Gravolet Priestly


cc: Joseph S. Schwertz, Jr.
    Elizabeth B. Martin